June 2, 2015

Pete Hirsch

Dear Pete:
Ellie Mae, Inc. (the "Company") is pleased to offer you employment on the following terms:
1.Position. Your title will be Executive Vice President, Technology and Operations, reporting to Jonathan Corr, Chief Executive Officer. You will be responsible for leading the entire technology stack at Ellie Mae, including all development and infrastructure. You will continue to develop and implement a comprehensive development strategy for the company as well as lead and inspire a talented team of technologist to meet strategic and operation objectives.
2.No conflicting Obligations; Compliance with Company Policies, Laws and Regulations. By signing this letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company or that would conflict with the Company's interests. In the course of your employment with Company, you will be subject to and required to comply with all company policies, and applicable laws and regulations.
3.Cash Compensation. The Company will pay you a starting salary of $325,000 per year. In addition, we will provide you a one-time signing bonus of $50,000 payable 90 days after your start date. If you were to resign within the first year of employment, you acknowledge and agree to pay back the $50,000 signing bonus from your final check or personal check upon separation from the Company.
4.Equity Award. We will make a recommendation to the Board of Directors to issue equity to you with a grant date fair value of $1,200,000. The equity award will be 50% NQ options, 25% vesting after the first year and 1/48 monthly thereafter; and 50% RSUs, vesting annually over four years.
5.Bonus Program: You will be eligible for an Annual Bonus Program with a target incentive bonus of 50% of your annual base salary.
6.Employee Benefits. As a regular employee of the Company, you will be given the opportunity to participate in all Company-sponsored benefits for which you meet the eligibility criteria. In addition, you will be entitled to paid time off (PTO) hours in accordance with the Company's PTO policy.
7.Confidential Information and Inventions Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company's standard Confidential Information and Inventions Assignment Agreement, a copy of which is attached hereto as Exhibit A.
8.Employment Relations. Employment with the Company is for no specific period of time. Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term of your employment. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.
9.Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in recruiting, preparing to hire or hiring any any employees or consultants of the Company.
10.Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

11.Arbitration. You and the Company agree to waive any rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.
The arbitrator's decision must be written and must include the findings of fact and law that support that decision. The arbitrator's decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator must allow the discovery authorized by the California Arbitration Act or that the arbitrator deems necessary for you and the Company to vindicate your respective claims or defenses. The arbitration will take place in San Francisco, CA.
The Company will bear the cost of the arbitrator's fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Both the Company and you will be responsible for your own attorneys' fees, and the arbitrator may not award attorneys' fees unless a statute or contract at issue specifically authorizes such an award.
This arbitration provision does not apply to the following: (a) workers' compensation or unemployment insurance claims, (b) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright or any other trade secret or intellectual property held or sought by either you or the Company (whether or not arising under the Confidential Information and Inventions Agreement between you and the Company), (c) the rights of California employees to see a Behrman hearing of wage claims before the California Division of Labor Standards of Enforcement; provided, however, that any appeal from an award entered following a Behrman hearing shall be brought in arbitration; and (d) any claims that you cannot be required, as a matter of law, to arbitrate.
If an arbitrator or court of competent jurisdiction (the "Neutral") determines that any provision of this arbitration provision is illegal or unenforceable, then the Neutral shall modify or replace the language of this arbitration provision with a valid and enforceable provision only to the minimum extent necessary to render this arbitration provision legal and enforceable.
12.Choice of Law and Forum. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflicts of laws. Please indicated your agreement with these terms and accept this offer by signing and dating the enclosed offer letter and the Confidential Information and Inventions Assignment Agreement and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.
We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed offer letter and the Confidential Information and Inventions Assignment Agreement and returning them to me. This offer, if not accepted, will expire at the close of business on June 8, 2015.
As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Furthermore, this offer is being made contingent upon satisfactory completion of a background check subject to your permission for the Company to procure consumer reports about you (including, but not limited to, information from the motor vehicle department, credit, criminal, prior employment and education records). We look forward to discussing a potential starting timeline. If you have any questions, please call me at 925.227.7007.

Very truly yours,

ELLIE MAE, INC.

/s/ Lisa Bruun
Lisa Bruun
Senior Vice President of Human Resources

I have read and accept this employment offer:

/s/ Pete Hirsch

Signature of: Pete Hirsch

Dated: 6/4/2015

Exhibit A: Confidential Information and Inventions Assignment Agreement